Exhibit 5.1

June 18, 2020

Repro Med Systems, Inc.

24 Carpenter Road

Chester, NY 10918

Ladies and Gentlemen:

We have acted as counsel to Repro Med Systems, Inc., a New York corporation (the “Company”), in connection with the offering by the Company of up to 3,593,750 shares of its common stock, par value $0.01 (the “Shares”), including up to 468,750 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-238242) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated June 18, 2020, and filed with the Commission pursuant to Rule 424(b) under the Act (together with Base Prospectus, the “Prospectus”). The Shares are to be issued and sold pursuant to that certain Purchase Agreement, dated as of June 18, 2020, between the Company and Piper Sandler & Co and Canaccord Genuity LLC, as representatives of the several underwriters named therein (the “Purchase Agreement”) and as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Repro Med Systems, Inc.

June 18, 2020

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued, sold and delivered in accordance with the provisions of the Purchase Agreement and in the manner and for the consideration set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ Royer Cooper Cohen Braunfeld LLC